EXHIBIT 99.2

Consent of Qatalyst Partners LP

December 23, 2020

We hereby consent to the use in the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of salesforce.com, inc. (the “Registration Statement”) of our opinion dated December 1, 2020 appearing as Annex B to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Slack Financial Advisors—Opinion of Qatalyst Partners LP, Slack’s Financial Advisor”; “The Mergers—Background of the Mergers”; “The Mergers—Recommendation of the Slack Board and Reasons for the Mergers”; “The Mergers—Opinion of Qatalyst Partners LP, Slack’s Financial Advisor”; and “The Mergers—Projected Financial Information.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Qatalyst Partners LP